Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Terminates Agreement to Acquire Cole Capital®

Announces Termination of Related Sub-Advisory and Wholesaling Agreements

NEW YORK, November 3, 2014 - RCS Capital Corporation (“RCAP”) (NYSE: RCAP), announced today that it has terminated the previously disclosed definitive agreement to acquire Cole Capital Partners, LLC and Cole Capital Advisors, Inc. (together, “Cole Capital”) from American Realty Capital Properties, Inc. (NASDAQ: ARCP).

In addition, concurrently with the termination of the definitive agreement to acquire Cole Capital, the previously disclosed interim sub-advisory agreements entered into on October 22, 2014 among RCAP and the five non-traded REITs sponsored and advised by Cole Capital were terminated, and the wholesaling agreements entered into on October 22, 2014 between Realty Capital Securities, LLC (“RCS”), a subsidiary of RCAP, and Cole Capital Corporation, a subsidiary of Cole Capital, whereby Cole Capital engaged RCS to act as its distribution agent for the three non-traded REITs for which it currently serves as dealer-manager, were terminated.

About RCAP

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCAP’s business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903